EXHIBIT 99.1

                         [LOGO] UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
---------------------
October 29, 2003 6:00 a.m. MT

                             Contact: Kurt R. Weise
                             Chairman & CEO
                             763-512-5299

          UNITED FINANCIAL CORP. ANNOUNCES SEPTEMBER 30, 2003 EARNINGS;
          -------------------------------------------------------------
                           DECLARES QUARTERLY DIVIDEND
                           ---------------------------

HIGHLIGHTS: YTD 69% INCREASE IN DILUTED EPS IN 2003 OVER 2002; YTD NET INTEREST INCOME UP OVER 9%; NET LOAN CHARGE OFFS DROP 84% IN 2003 VS. 2002.

Great Falls, Montana October 29, 2003----United Financial Corp. ("United") (NASDAQ-UBMT) today reported net income for the quarter ended September 30, 2003 of $1,733,883, or $.71 basic and $.69 diluted earnings per share, compared to $766,033, or basic and diluted earnings per share of $.31, for the same quarter in 2002. Net income for the nine-month period ended September 30, 2003 was $3,859,807 or $1.58 basic and $1.54 diluted earnings per share, compared to $2,245,766, or basic and diluted earnings per share of $.92 and $.91, respectively, in the same period a year ago.

Included in the quarter ended September 30, 2003 net income is an after tax gain of $723,000, or $.29 per diluted share on the sale of United's Valley Bancorp subsidiary, which was based in Phoenix, Arizona. Valley was sold to Marquette Financial on July 31, 2003. United received approximately $9 million cash for its 62% interest in Valley.

Net interest income rose to $2.8 million in the quarter ended September 30, 2003, compared to $2.7 million for the quarter ended September 30, 2002. United's shareholders' equity was $32.3 million at September 30, 2003, compared to $30.2 million at September 30, 2002, and book value per share was $13.22. Outstanding shares at September 30, 2003 were 2,441,810.

United declared a cash dividend of $.27 per share to shareholders of record on November 17, 2003, payable on December 1, 2003. The annual dividend of $1.08 represents a 4.53% annual yield based on a stock price of $23.84.

Chairman and CEO, Kurt Weise said, "Our strong performance for the quarter was driven by fee income from mortgage origination. While our volume of originations for the quarter was down 12% on a sequential basis, we are up 65% year to date. I am very pleased with our asset quality as evidenced by our reduction in charged off loans, and our strong Allowance for Loan Losses. Furthermore, our entry into the Billings, Montana market later this year will give us great momentum entering 2004."

United's net interest income as a percentage of average earning assets increased to 3.86% in the third quarter of 2003 compared to 3.56% in the same quarter in 2002. United's subsidiary, Heritage Bank, originated $267 million in real estate loans in the first 9 months of 2003 compared to $142 million in real estate loans in the first nine months of 2002. Non-performing loans totaled $1.0 million at September 30, 2003, compared to $.9 at December 31, 2002. United's 90 days past due and non-accrual loans totaled .46% of total loans as of September 30, 2003, compared to its June 30, 2003 peer of .80%, the most recent peer information available. Net charge-offs for the first 9 months of 2003 were $121,794, compared to $774,535 for the same 9 months in 2002, a reduction of 84%.

Forward-Looking Statements
When used in this press release, the words or phrases 'will likely result in', 'are expected to', 'will continue', 'is anticipated', 'estimate', 'could', or 'project' or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company's most recent Annual Report on Form 10-K for the period ending December 31, 2002 and other documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.


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                             UNITED FINANCIAL CORP.
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Three Months Ended                 Nine Months Ended
                                                                    September 30,                     September 30,
                                                                2003             2002             2003            2002
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Income statement amounts
  Net interest income                                        $  2,828         $  2,684         $  8,448           7,736
  Provision for losses on loans                                   128              425              703             845
  Noninterest income
    Investment securities gains                                    --                1               18               1
    Gain on the sale of loans                                   1,484            1,085            4,425           2,456
    Other                                                         424              306            1,029             875
  Noninterest expense                                           3,159            2,571            8,627           7,081
  Earnings before income taxes
    and discontinued operations                                 1,449            1,080            4,590           3,142
  Income taxes                                                    438              414            1,621           1,184
  Discontinued operations                                         723              100              891             287
  Net earnings                                                  1,734              766            3,860           2,245

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Per common share data
  Net earnings
            - basic                                          $   0.71             0.31             1.58            0.92
            - diluted                                            0.69             0.31             1.54            0.91

  Cash dividends                                                 0.27             0.17             0.62            0.49

  Book value                                                                                      13.22           12.37

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Balances at end of period (excluding Valley)
  Loans, gross                                                                                  225,860         210,318
  Allowance for losses on loans                                                                   3,694           2,864
  Nonperforming assets
     Nonaccrual loans                                                                               479              97
     Foreclosed properties                                                                          716             538

  Available for sale investment securities                                                       39,393          47,341
  Total assets                                                                                  307,009         309,885
  Goodwill and Identifiable Intangible Assets                                                     1,422           3,429
  Total deposits                                                                                228,526         224,213
  Total stockholders' equity                                                                     32,273          30,180

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Other supplemental information
  Net earnings
     Return on average assets                                                                      1.65%           0.97%
     Return on average
       common equity                                                                              16.42%          10.28%
  Allowance for loan losses
    to loans                                                                                       1.64%           1.36%
  Common shares outstanding
    (end of period, in
    thousands)                                                                                    2,442           2,439

  Net interest margin                                                                              3.86%           3.56%

  Shareholders' equity
    to total assets (excluding trust preferred stock)                                             10.51%           9.74%

  Dividend payout ratio                                                                           39.41%          53.34%

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